Exhibit 99.1

JEFFERIES ANNOUNCES STRATEGIC TRANSACTIONS TO SIMPLIFY OPERATIONS

TO CONTINUE FOCUS ON BUILDING

THE LEADING INDEPENDENT, FULL-SERVICE GLOBAL INVESTMENT BANKING FIRM

•	PROPOSED TAX-FREE SPIN OFF TO SHAREHOLDERS OF VITESSE ENERGY AS A NEW SEPARATE PUBLIC COMPANY

•	$239 MILLION AGREED SALE OF IDAHO TIMBER RESULTING IN ESTIMATED PRE-TAX GAIN OF $140 MILLION

•	JEFFERIES WILL MERGE ITS TWO SEC REPORTING COMPANIES TO ACHIEVE SIMPLICITY AND COST SAVINGS

•

NET BOOK VALUE OF LEGACY MERCHANT BANKING PORTFOLIO WAS $1.6 BILLION AS OF MAY 31, 2022; PRO FORMA FOR THESE TRANSACTIONS, NET TANGIBLE BOOK VALUE OF LEGACY MERCHANT BANKING PORTFOLIO WOULD BE UNDER $1 BILLION[1]

New York – July 19, 2022 – Jefferies Financial Group Inc. (NYSE: JEF) announced today that, adhering to its long-standing fundamental strategy of focusing on building its investment banking and capital markets businesses and reducing the size of its Merchant Banking portfolio, Jefferies expects to spin off to its shareholders its holdings in Vitesse Energy prior to the end of 2022. That spin-off will involve the formation of a new standalone entity, Vitesse Energy, Inc., that will ultimately be a publicly traded company listed on the New York Stock Exchange. Jefferies expects that its ownership interests in Vitesse Energy, Inc. will be distributed tax-free on a pro rata basis to all shareholders. At May 31, 2022, Vitesse had a net book value and net tangible book value of $427 million2.

In addition to spinning off Vitesse, Jefferies has agreed to sell Idaho Timber in two transactions at a combined sale price of $239 million, resulting in an estimated pre-tax gain of $140 million. These transactions are expected to close in August.

As of May 31, 2022, our legacy Merchant Banking portfolio net book value was $1.6 billion and pro forma for the Vitesse Energy spin-off and the sale of Idaho Timber, the net tangible book value of our legacy Merchant Banking portfolio would have been under $1 billion1. At the current time, Linkem is proceeding with the merger of its retail operations into Tiscali. The closing of this merger will provide Linkem further flexibility to pursue value maximization, consistent with our strategy to reduce our Merchant Banking portfolio. We also expect HomeFed to achieve liquidity over the next 18 months for a number of its assets.

In addition, Jefferies expects to streamline and simplify its corporate structure by merging Jefferies Group LLC (Jefferies Group) into Jefferies Financial Group Inc. (Jefferies Financial Group) by fiscal year-end 2022. This merger will, among other things, eliminate the requirement for two sets of Form 10-Qs, Form 10-Ks, and other duplicative processes at Jefferies, and result in Jefferies Financial Group assuming the debt obligations of Jefferies Group. It bears noting that, in conjunction with the further reduction of Jefferies’ legacy Merchant Banking portfolio due to the planned spin-off of Vitesse and sale of Idaho Timber, in 2023 we will no longer split out our legacy Merchant Banking investments as a separate segment for reporting purposes.

In connection with the planned corporate consolidation, Teri Gendron, our CFO, and John Dalton, our Controller and Chief Accounting Officer, have decided that they will remain at Jefferies through the first half of 2023, after which they will pursue opportunities outside Jefferies. Upon the completion of the entity merger, Matt Larson, currently Jefferies Group’s CFO, and Teri will be co-CFOs of Jefferies Financial Group. Matt will become our CFO after Teri departs in 2023.

Rich Handler, CEO of Jefferies, and Brian Friedman, President of Jefferies, remarked: “Today’s announcement is yet another milestone in our long-term plan to focus Jefferies on its core businesses – investment banking and capital markets. Over the last decade since we combined Leucadia National Corporation (Leucadia) and Jefferies Group and ultimately became Jefferies Financial Group, we have made substantial and successful progress. As we have made plain to our various stakeholders, our goal was to optimize value realization from the Merchant Banking portfolio while we continue to build Jefferies. By being patient and opportunistic in our efforts to monetize our legacy Merchant Banking portfolio, we have been able to achieve pre-tax gains of $1.8 billion through May 31, 2022 and $1.9 billion3 when taking into account the sale of Idaho Timber. Likewise, over the past decade, we converted the $3.7 billion net operating loss carry-forward we acquired in the Leucadia years into substantial cash tax savings; and returned $5.6 billion through May 31, 2022 and $6.0 billion4 when including the Vitesse spin-off, to our shareholders by way of $1.3 billion in cash dividends, $878 million4 of in-kind distributions, and $3.8 billion through our share repurchases.

“This $6.0 billion4 returned to our shareholders represents 60% of the combined $10.0 billion book value and about 80% of the combined $7.2 billion5 in tangible book value at the time of the Jefferies Group/Leucadia combination. Our book value as of May 31, 2022 was $10.3 billion and pro forma for all of the asset sales (including Idaho Timber), cash and in-kind dividends (including the Vitesse spin-off), we would have had as of May 31, 2022, a tangible book value of $8.1 billion6. Jefferies’ shares outstanding has been reduced by over 35% from 364 million at the time of the Jefferies Group/Leucadia combination to 232 million today and our fully diluted share count has been reduced by over 30% from 390 million shares7 to 260 million7 today.

“Most importantly, Jefferies Group has transformed from the strong niche Wall Street player it was in 2012, with net revenues of $3.1 billion, net earnings attributable to Jefferies Group of $282 million, and a global headcount of 3,804, to one of the world’s leading investment banking firms, with, on a last-twelve-months’ basis, net revenues of $6.0 billion, net earnings attributable to Jefferies Group of $1.3 billion, and a global headcount of 4,825.

“We are incredibly proud of our entire global team at Jefferies and, while the current market climate certainly presents short-term challenges, we could not be more optimistic about Jefferies’ ability to continue to grow and best serve our incredibly supportive and loyal client base. Today’s announcements will allow us to continue to focus on our core priorities and do our best to deliver for all of our important constituencies.

“While we are very pleased to have reached the point where the size of our Merchant Banking portfolio allows us to integrate our legal entities, we are disappointed to lose Ms. Gendron and Mr. Dalton. Although we welcomed their ongoing partnership at Jefferies, they both indicated that they were more interested in pursuing roles that are more compatible with their experience and expertise. Since joining Jefferies in September 2014, Ms. Gendron has excelled in her role, guiding us through myriad elements of our business transformation, enhancing our public disclosures and reporting, helping to strengthen our internal controls and financial statements, leading the corporate staff at Jefferies Financial Group, and supporting the finance team at Jefferies Group, including when she also served as CFO of Jefferies Group for a period after we lost Peg Broadbent to the scourge of COVID-19. Likewise, Mr. Dalton, who joined us in 2015, exceeded our every expectation as a result of his expertise, remarkable work ethic, unbending attention to detail, and willingness to take on and master any assignment handed to him. And we are particularly grateful that Teri and John will work through the merger and transition to assure Matt Larson’s success as our CFO.

“As to Vitesse, we have been in business with Bob Gerrity and Brian Cree at Vitesse since 2013. During that time, they have shown themselves to be smart, strategic experts who have successfully grown and diversified Vitesse’s non-operating interests in oil and natural gas wells primarily in the Bakken formation. We believe in the Vitesse business and we believe that spinning off Vitesse to our Jefferies shareholders will ultimately unlock the fundamental value of Vitesse. We personally look forward to being meaningful direct shareholders of Vitesse and benefitting from its ongoing success.

“Finally, we note that Ted Ellis, Idaho Timber’s CEO, has been a great partner to Jefferies since 2005. During that seventeen-year period, Idaho Timber has consistently contributed to Jefferies’ bottom line, and in the past two years Idaho Timber has generated off-the-charts record performance. However, as Jefferies becomes even more intently focused on our financial services businesses, we have decided that it is the right time to sell our lumber-manufacturing business. We thank Ted and all of his valued partners at Idaho Timber for all they have accomplished. Ted is a remarkable human with incredible competency, decency and compassion.”

Jefferies LLC acted as financial advisor to Jefferies Financial Group Inc. in connection with the merger, the Vitesse Energy spin-off and the sale of Idaho Timber.

Jefferies (NYSE: JEF) is the largest independent, global, full-service investment banking firm headquartered in the U.S. Focused on serving clients for 60 years, Jefferies is a leader in providing insight, expertise and execution to investors, companies and governments. Our firm provides a full range of investment banking, advisory, sales and trading, research and wealth management services across all products in the Americas, Europe and Asia. Jefferies’ Leucadia Asset Management division is a growing alternative asset management platform.

This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” “would,” or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.

Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

Non-GAAP Reconciliations

The following tables reconcile our non-GAAP measures to their respective U.S. GAAP measures. Management believes such non-GAAP measures are useful to investors as they allow them to view our results through the eyes of management, facilitate a comparison across historical periods and understand the expected impact of anticipated transactions. These measures should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. GAAP.

1) Pro Forma Tangible Book Value of Merchant Banking Reconciliation

The table below reconciles our book value of Merchant Banking as of May 31, 2022 to pro forma tangible book value of Merchant Banking as of May 31, 2022 (in millions):

May 31, 2022
Merchant Banking book value (GAAP)	$1,559
Less: Vitesse book value due to spin	(427)
Less: Idaho Timber book value due to sale	(122)
Less: Merchant Banking goodwill and intangibles	(45)

Pro forma Merchant Banking tangible book value (non-GAAP)	$965

2) Tangible Book Value of Vitesse Reconciliation

The table below reconciles the book value of Vitesse as of May 31, 2022 to tangible book value of Vitesse as of May 31, 2022 (in millions):

May 31, 2022
Vitesse book value (GAAP)	$427
Less: Vitesse goodwill and intangibles	—

Vitesse tangible book value (non-GAAP)	$427

3) Pre-Tax Gains on Merchant Banking Sales Reconciliation

The table below reconciles the pre-tax gains on Merchant Banking sales to pro forma pre-tax gains on Merchant Banking sales including the estimated sale of Idaho Timber (in millions):

Pre-Tax Gains on Merchant Banking Sales
Pre-tax gains on Merchant Banking sales March 1, 2013 through May 31, 2022 (GAAP)	$1,759
Estimated pre-tax gain on sale of Idaho Timber	140

Pro forma pre-tax gains on Merchant Banking sales (non-GAAP)	$1,899

4) Return to Shareholders Reconciliation

The table below reconciles the total returned to shareholders to pro forma returned to shareholders including the announced spin off of Vitesse (in millions):

	March 1, 2013 - May 31, 2022
	Cash Dividends	In-Kind Distributions	Share Repurchases	Total Returned
Total returned (GAAP)	$1,313	$451	$3,802	$5,567
Vitesse May 31, 2022 book value as estimate of in-kind distribution	—	427	—	427

Pro forma total returned including announced Vitesse spin off (non-GAAP)	$1,313	$878	$3,802	$5,993

5) Tangible Book Value Reconciliation

The table below reconciles our book value as of March 31, 2013 to tangible book value as of March 31, 2013 (in millions):

March 31, 2013
Jefferies Financial Group book value (GAAP)	$10,042
Less: Goodwill and intangibles	(2,826)

Jefferies Financial Group tangible book value (non-GAAP)	$7,215

6) Pro Forma Tangible Book Value Reconciliation

The table below reconciles book value to pro forma tangible book value including the announced spin off of Vitesse and sale of Idaho Timber (in millions):

May 31, 2022
Jefferies Financial Group book value (GAAP)	$10,300
Less: Vitesse May 31, 2022 book value due to spin	(427)
Idaho Timber estimated gain on sale, net of tax	105
Less: Goodwill and intangibles	(1,885)

Jefferies Financial Group pro forma tangible book value (non-GAAP)	$8,093

7) Fully Diluted Shares Outstanding Reconciliation

The table below reconciles shares outstanding to fully diluted shares outstanding (in millions):

	May 31, 2022	March 31, 2013
Shares outstanding (GAAP)	232	364
Restricted stock units (“RSUs”)	17	15
Stock options	5	3
Redeemable convertible preferred shares	4	4
Warrants	—	4
Other	1	1

Fully diluted shares outstanding (non-GAAP) (A)	260	390

(A)

Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans. Fully diluted shares outstanding also include all stock options, warrants and common shares issued based on conversion of our redeemable convertible preferred shares to common shares.